INVESTOR CONTACT: MEDIA CONTACT:

Linda S. Lennox George Koodray

Director, Investor Relations Director, Public Affairs

Tel: (908) 719-4222 Tel: (908) 470-4613

llennox@NUI.com gkoodray@NUI.com

For Immediate Release

NUI CORP. UPDATES GUIDANCE; WILL REPORT YEAR-END EARNINGS

ON DECEMBER 9, 2002

Committed to Maintain Current Dividend Level

  Fiscal 2002 earnings guidance reduced to $0.85 to $0.95 per share due to ramp up for telecom growth and continued weakness in the economy and in retail marketing.

  Fiscal 2003 earnings outlook reduced due to higher pension expense and increased insurance costs, as well as expected continued weakness in the economy.

  Fiscal 2002 year-end earnings announcement moved to December 9 due to a change in auditors and the adoption of new audit requirements.

  Company reaffirms commitment to current dividend level.

  Conference call to discuss outlook scheduled for October 18, 2002, at 10:00 a.m. EST.

Bedminster, NJ -- October 18, 2002 -- NUI Corporation (NUI:NYSE) today announced that it anticipates fiscal 2002 earnings from continuing operations to be between $0.85 to $0.95 per share, excluding the effect of the change in accounting, severance and discontinued items.

John Kean Jr., NUI president and chief executive officer, stated, "In July, we referred to the events that have affected fiscal 2002 as being equivalent to a "perfect storm." In 2002, NUI has experienced (1) the warmest winter on record; (2) a weak economy; (3) meltdowns in the telecom and energy trading sectors; and (4) a deterioration in the equity markets. All these factors have continued to have a negative effect on our results. Looking forward, it is evident that the storm may not be over. As we close the chapter on fiscal 2002, we are continuing the actions we believe are necessary to deal with the uncertainties of the future. We are focusing on the fundamentals that will allow us to weather the storm and provide steady growth in shareholder value going forward.

"NUI has faced many challenges during its nearly 150-year history. A key to its long-term success has been its ability to stay the course during times of turbulence. While current conditions have caused many other companies to abandon their strategies, we believe we have built a strong base within our businesses that will lead to long-term value creation. However, current times will require us to tighten our belts. We are reducing capital expenditures and operating expenses to improve cash flow. During the past nine months, we reduced debt by $120.2 million, or 20 percent, thereby improving our debt to equity ratio. We are planning to further strengthen our balance sheet through the issuance of additional equity or equity-equivalent securities and through other operating cash flow improvements in fiscal 2003. Therefore, our view of the future gives us the confidence to commit to maintaining our annual dividend of $0.98 per share."

FISCAL 2002 EARNINGS OUTLOOK

Factors impacting the company's fourth quarter and fiscal 2002 results are:

     NUI Telecom incurred higher-than-expected fixed costs to build back office infrastructure to support the rapid growth that it is experiencing. The significant increase in fixed costs during the fourth quarter was primarily associated with the longer-than-anticipated period for the deployment and expanded testing of a new management information system.

     The weak economy and poor conditions in the financial markets continue to take a toll on many of our businesses and the company overall. Energy usage by many commercial and industrial customers of NUI's natural gas utilities is down, resulting in lower-than-anticipated margins and earnings for NUI's utility segment. In addition, as a result of the company's conservative external economic outlook, it has reserved for anticipated higher bad debts and has written-off certain deferred costs associated with project development initiatives.

     Health and benefit expenses were also significantly higher-than-expected in the fourth quarter. The rise in health insurance rates industry-wide was accompanied by an increase in the level of actual claims submitted. The company currently self-insures most claims and the higher-than-expected number of claims are included in the results for the fourth quarter.

     Historically, the fourth quarter is a pivotal period for NUI's retail marketing business, NUI Energy, Inc., as most of its customers normally choose to lock in supply requirements for the upcoming winter heating season. However, flat natural gas prices and lower price volatility resulted in NUI Energy customers continuing to purchase natural gas on a month-to-month basis as opposed to signing longer-term contracts. These factors resulted in lower-than-anticipated margins and reduced financial performance for NUI Energy in the fourth quarter and for the year.

FISCAL 2003 EARNINGS OUTLOOK

Looking forward to fiscal 2003, NUI expects certain economic and industry-specific factors to remain unchanged for the near term and increases in certain expenses outside the company's control to negatively impact the company's 2003 results.

External factors expected to continue in fiscal 2003 include:

     The downturn in the equity markets has had a significant impact on the valuation of the company's pension assets, resulting in the requirement to begin accruing pension expense in fiscal 2003 instead of recording a pension credit for the first time in eight years.

     The company's insurance costs are expected to rise significantly across the board. Healthcare costs in fiscal 2003 would have increased the premiums charged by healthcare insurance providers by approximately 24 percent over fiscal 2002. The company already has taken efforts to curb overall medical benefits costs, including the sharing of those increases with employees. As a result, the company expects to hold the rise in medical benefits costs in fiscal 2003 to approximately six percent. Current estimates for all other corporate insurance costs for fiscal 2003 indicate an increase of nearly 30 percent over that of fiscal 2002.

     The enduring weak economy is expected to continue to have a negative impact on natural gas usage by the company's commercial and industrial utility customers. In addition, the weak economy is expected to continue to impact the level of bad debts associated with certain of the company's residential and commercial utility customers.

     The number of energy trading counterparties that will be able to qualify under NUI's strict credit requirements will continue to be limited. In addition, the types of transactions that NUI Energy Brokers enters into may be reduced due to limited trading activity in certain markets. While this segment is expected to continue to be a significant contributor to fiscal 2003 earnings, earnings are likely to be flat, or slightly lower, when compared to fiscal 2002.

     NUI has already taken steps to reduce the level of debt on its balance sheet, including the issuance of common stock in March of 2002, the sale of its North Carolina gas division, the announced sale of its Pennsylvania/New York gas division, and the continued reduction of debt associated with under-recovered gas costs related to the winter of 2000/2001. However, further steps will be necessary to reach the company's stated target of 50 percent debt and 50 percent equity by the end of fiscal 2004. One step the company currently is planning is to continue its debt reduction through the issuance of additional equity or equity-equivalent securities in fiscal 2003.

While the aforementioned issues will clearly put downward pressure on NUI's fiscal 2003 financial performance, there are other factors that could mitigate these effects and cause the company's outlook to improve.

Pending factors that could improve the fiscal 2003 outlook are:

     In April 2002, NUI's largest utility, Elizabethtown Gas Company, filed for a base rate increase with the New Jersey Board of Public Utilities. In addition to requesting rate relief for the first time in nearly 12 years, the company also filed for permission to revise its current weather normalization clause to one that would create greater stability of future earnings, as well as protect ratepayers from the volatility created by swings in weather.

     During fiscal 2002, the company developed plans that are expected to enhance operations and provide efficiency gains in several areas of its non-regulated businesses in fiscal 2003. The company is in the process of evaluating several additional opportunities to further increase efficiency and reduce costs.

     Greater volatility in the natural gas markets could provide more opportunities for both NUI's retail marketing business and trading and portfolio management business.

"As a result of the potential significance of these positive factors on our future results, we do not believe it would be appropriate to provide an earnings range for fiscal 2003 at this time," said John Kean, Jr. "However, excluding the positive factors mentioned earlier and assuming continued economic weakness and a return to more normal weather, 2003 earnings per share are expected to improve by at least 30 percent over those in fiscal 2002. We expect these factors to be somewhat clearer by the end of the calendar year and we will be better positioned to issue fiscal 2003 earnings guidance at that time."

NEW AUDIT REQUIREMENTS CAUSE MOVE IN 2002 EARNINGS DATE

In addition, the company announced that due to its adoption of certain accounting standards during fiscal year 2002 and its change in auditors from Arthur Andersen LLC, its new auditors, PricewaterhouseCoopers ("PwC"), are required to conduct an audit of prior periods. Therefore, the year-end audit will require additional time to complete, resulting in higher-than-anticipated accounting fees and delaying the release of the company's fiscal 2002 results until December 9, 2002.

During fiscal 2002, NUI elected early adoption of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," ("SFAS 144"). In addition, the Emerging Issues Task Force ("EITF") issued EITF 02-3, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities," which requires companies involved in energy trading operations to report revenues related to trading operations in terms of net trading margins as opposed to gross trading margins. The company has historically reported its physical natural gas trading margins on a gross basis and its financial trading margins on a net basis. The change to reporting net margins for all trading activities will have no effect on net margins or net income as previously reported, but will lower both the company's revenues and cost of goods sold by corresponding amounts.

Both SFAS 144 and EITF 02-3 require the reclassification of prior year periods to conform to the current year's presentation. As a result of the need for prior period reclassifications and the change in the company's auditors from Arthur Andersen LLC, PwC is required to conduct audits of fiscal years 2000-2002. PwC has begun the necessary work to perform these audits and expects to complete their work in early December

NUI will announce financial results for fiscal 2002 on December 9, 2002. A teleconference will be held the same day at 11:00 a.m. EST.

CONFERENCE CALL INFORMATION

Management will be able to preliminarily discuss the revised outlook on a teleconference call scheduled for today, October 18, 2002, at 10:00 a.m. EST. The dial-in number for domestic investors is 1-800-388-8975 and 1-973-694-2225 for international callers. Participants should dial in five minutes prior to the scheduled start time. A taped replay of the call will be available beginning at 12:00 p.m. EST and ending on October 25 at 11:59 p.m. EST. The dial-in number for the replay is 1-800-428-6051 for domestic callers and 1-973-709-2089 for international callers. The passcode for the replay is 262382.

A live webcast of the call will be available on the company's investor relations page at www.nui.com. Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page. Shortly following the live call, a replay of the call will be archived on NUI's corporate website.

NUI Corporation, based in Bedminster, NJ, provides energy, telecommunications and business services. NUI operates six natural gas utilities, and businesses involved in natural gas storage and pipeline activities; wholesale energy trading and portfolio management; retail energy sales; energy and environmental project development; energy consulting; telecommunications; and geospatial and customer information systems and services. Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements relating to earnings guidance for fiscal 2002; insurance cost increases; plans for a future securities offering; earnings growth prospects for fiscal 2003; and the impact of economic and other trends on the company. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; the volatility of natural gas prices; the outcome of the Company's current utility rate filing in New Jersey; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.